Exhibit 99.1
LEXICON PHARMACEUTICALS REPORTS SECOND QUARTER 2017 FINANCIAL
RESULTS AND PROVIDES A BUSINESS UPDATE

First Full Quarter of XERMELO® (telotristat ethyl) Net Sales Reach $3.6 Million

Conference Call and Webcast Today at 8:00 am EDT / 7:00 am CDT

The Woodlands, Texas, August 1, 2017 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months ended June 30, 2017 and provided an overview of key milestones for the company’s commercial product, XERMELO®, and its pipeline drug candidates.

“I am extremely pleased with our performance in the first full quarter of the XERMELO launch as we continue to make significant progress in growing our prescriber base and providing access to XERMELO. This momentum, along with the European Medicines Agency’s Committee for Medicinal Products for Human Use (CHMP) positive opinion on XERMELO, supports our confidence in the long-term outlook on the commercial business going forward,” said Lonnel Coats, Lexicon’s president and chief executive officer. “In parallel, we are making great strides towards advancing sotagliflozin to market in type 1 diabetes. We recently elected to exercise our co-promotion option with Sanofi and, if approved, we will have the right to play a significant role in the commercialization of sotagliflozin in type 1 diabetes in the U.S. Last but not least, we intend to create more value from our innovative pipeline as we continue to advance our other product candidates.”

Second Quarter 2017 Product and Pipeline Progress

XERMELO (telotristat ethyl) 250 mg

•
In June, XERMELO was included as a recommended treatment option in the latest National Comprehensive Cancer Network (NCCN) Clinical Practice Guidelines in Oncology for neuroendocrine tumors (NET) patients with carcinoid syndrome diarrhea. The NCCN designated XERMELO together with somatostatin analog (SSA) therapy as a category 2A treatment for adults inadequately controlled by SSA therapy.

•	In June, XERMELO was included in the NCCN Drugs & Biologics Compendium (NCCN Compendium®).

Sotagliflozin

•
In May, the Company reported additional positive efficacy and safety data from the U.S. Phase 3 inTandem1 study. Data included secondary endpoints such as body weight and systolic blood pressure in hypertensive type 1 diabetes mellitus (T1DM) patients and rates of adverse events like severe hypoglycemia and diabetic ketoacidosis (DKA).

•
At the 77th American Diabetes Association Scientific Session in June, Lexicon reported new positive efficacy and safety data for sotagliflozin from two-late breaking abstracts from the inTandem2 and JDRF studies and two oral presentations on pivotal data from the inTandem1 study.

•
In June, the Company reported positive top-line data from the global Phase 3 inTandem3 study evaluating approximately 1,400 T1DM patients treated with sotagliflozin 400 mg once daily or placebo on a background of any insulin therapy, but without insulin optimization prior to randomization. Sotagliflozin 400 mg demonstrated superiority compared to placebo in the proportion of patients with A1C <7.0% at Week 24 and no episode of severe hypoglycemia and no episode of DKA after randomization.

LX2761

•	LX2761, an internally-generated oral SGLT1 inhibitor, is currently in Phase 1 clinical trials for the treatment of diabetes. These trials remain ongoing.

Second Quarter 2017 Financial Highlights

Revenues: Revenues for the three months ended June 30, 2017 decreased to $12.1 million from $20.1 million for the corresponding period in 2016, primarily due to lower revenues recognized from the collaboration and license agreement with Sanofi, partially offset by $3.9 million in net product revenues. Net product revenues for the three months ended June 30, 2017 included $3.6 million and $0.3 million, respectively, from the sale of XERMELO in the U.S. and sale of bulk tablets of telotristat ethyl to Ipsen.

Cost of Sales: Lexicon had cost of sales related to sales of XERMELO of $0.5 million for the three months ended June 30, 2017, of which $0.4 million consisted of amortization of intangible assets.

Research and Development Expenses: Research and development expenses for the three months ended June 30, 2017 decreased 44 percent to $26.9 million from $48.2 million for the corresponding period in 2016, primarily due to decreases in external clinical development costs relating to sotagliflozin.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the three months ended June 30, 2017 increased 120 percent to $18.5 million from $8.4 million for the corresponding period in 2016, primarily due to increased costs associated with the commercial launch of XERMELO.

Consolidated Net Loss: Net loss for the three months ended June 30, 2017 was $35.1 million, or $0.33 per share, compared to a net loss of $38.1 million, or $0.37 per share, in the corresponding period in 2016. For the three months ended June 30, 2017, net loss included non-cash, stock-based compensation expense of $2.4 million. For the three months ended June 30, 2016, net loss included non-cash, stock-based compensation expense of $2.0 million.

Cash and Investments: As of June 30, 2017, Lexicon had $231.2 million in cash and investments, as compared to $259.7 million as of March 31, 2017 and $346.5 million as of December 31, 2016. Lexicon’s use of cash remains consistent with prior guidance, and the Company continues to anticipate that its current liquidity and capital resources, together with expected revenues, will be sufficient to fund its operations at least through 2018.

Anticipated Upcoming Milestones

•
September 11-15, 2017 - Two oral presentations (inTandem2 and JDRF studies) and two poster presentations (dose ranging and inTandem1 studies) at the 53rd Annual Meeting of the European Association for the Study of Diabetes (EASD) in Lisbon

•	Q3 2017 - Secondary endpoint data from inTandem2

•	Q3 2017 - Pooled continuous glucose monitoring (CGM) data from inTandem1 and inTandem2

•	Q3 2017 - Potential EU approval of XERMELO in patients with carcinoid syndrome diarrhea in combination with SSA therapy in adults inadequately controlled by SSA therapy

•	2H 2017 - Initiation of several Phase 3 sotagliflozin studies in type 2 diabetes (T2DM) by Sanofi

•	2H 2017 - Initiation of a Phase 1 study for LX9211 in neuropathic pain

•	2H 2017 - Phase 1 data for LX2761 in healthy subjects and patients with T2DM

Conference Call and Webcast Information

Lexicon management will hold a live conference call and webcast today at 8:00 am EDT / 7:00 am CDT to review its financial and operating results and to provide a general business update. The dial-in number for the conference call is 888-645-5785 (U.S./Canada) or 970-300-1531 (international). The conference ID for all callers is 8318300. The live webcast and replay may be accessed by visiting Lexicon’s website at www.lexpharma.com/investors. An archived version of the webcast will be available on the website for 14 days.

About XERMELO (telotristat ethyl)

Discovered using Lexicon’s unique approach to gene science, XERMELO (telostristat ethyl) is the first and only approved oral therapy for carcinoid syndrome diarrhea in combination with SSA therapy in adults inadequately controlled by SSAs. XERMELO targets tryptophan hydroxylase, an enzyme that mediates the excess serotonin production within metastatic neuroendocrine tumor (mNET) cells. Lexicon has built the in-house capability and infrastructure to launch and market XERMELO in the U.S., where it retains all commercialization rights. Lexicon also retains rights to market XERMELO in Japan. Lexicon has established a license and collaboration agreement with Ipsen to commercialize XERMELO in Europe and other countries outside of U.S. and Japan.

XERMELO was approved by the U.S. Food and Drug Administration on February 28, 2017 for the treatment of carcinoid syndrome diarrhea in combination with SSA therapy in adults inadequately controlled by SSA therapy. Carcinoid syndrome is a rare condition that occurs in patients living with metastatic NETs (mNETs) and is characterized by frequent and debilitating diarrhea. XERMELO targets the overproduction of serotonin inside mNET cells, providing a new treatment option for patients suffering from carcinoid syndrome diarrhea.

XERMELO (telotristat ethyl) Important Safety Information

•
Warnings and Precautions: XERMELO may cause constipation, which can be serious. Monitor for signs and symptoms of constipation and/or severe, persistent, or worsening abdominal pain in patients taking XERMELO. Discontinue XERMELO if severe constipation or severe, persistent, or worsening abdominal pain develops.

•	Adverse Reactions: The most common adverse reactions (≥5%) include nausea, headache, increased gamma-glutamyl-transferase, depression, flatulence, decreased appetite, peripheral edema, and pyrexia.

•
Drug Interactions: If necessary, consider increasing the dose of concomitant CYP3A4 substrates, as XERMELO may decrease their systemic exposure. If combination treatment with XERMELO and short-acting octreotide is needed, administer short-acting octreotide at least 30 minutes after administering XERMELO.

For more information about XERMELO, see Full Prescribing Information at www.xermelo.com.

About Lexicon Pharmaceuticals

Lexicon is a fully integrated biopharmaceutical company that is applying a unique approach to gene science based on Nobel Prize-winning technology to discover and develop precise medicines for patients with serious, chronic conditions. Through its Genome5000™ program, Lexicon scientists have studied the role and function of nearly 5,000 genes over the last 20 years and have identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. In addition to its first commercial product, XERMELO® (telotristat ethyl) for carcinoid syndrome diarrhea, Lexicon has a pipeline of promising drug candidates in clinical and pre-clinical development in diabetes and metabolism and neuropathic pain. For additional information please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s long-term outlook on its commercial business, including commercialization of XERMELO (telotristat ethyl) 250 mg, the strides it is making in advancing the clinical development of sotagliflozin and the timing of a potential filing for U.S. regulatory approval in type 1 diabetes. In addition, this press release also contains forward looking statements relating to Lexicon's growth and future operating results, regulatory milestones, including those under the headline “Anticipated Upcoming Milestones,” discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including the degree of market acceptance of XERMELO, the availability of coverage and reimbursement for XERMELO, Lexicon’s dependence on third parties for manufacturing and distribution of XERMELO, Lexicon’s compliance with applicable legal and regulatory requirements and other factors relating to the commercialization of XERMELO. Other risks include Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development and obtain necessary regulatory feedback and approvals of sotagliflozin, LX2761 and LX9211 on its anticipated timeline, as well as for other potential drug candidates, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon's annual report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenues:
Net product revenue……………………………………….	$ 3,892	0	$ 4,613	0
Collaborative agreements…………………………………..	8,104	20,001	25,669	32,495
Subscription and license fees………………………………	57	88	64	88
Total revenues…………………………………………..	12,053	20,089	30,346	32,583
Operating expenses:
Cost of sales (including finite-lived intangible asset
amortization)……………………………………………	537	0	762	0
Research and development, including stock-based
compensation of $1,169, $973, $2,353 and
$1,962, respectively……………………………………	26,934	48,216	70,515	85,218
Increase in fair value of Symphony Icon
purchase liability……………………………………….	0	478	2,101	1,443
Selling, general and administrative, including
stock-based compensation of $1,234, $984, $2,281
and $1,830, respectively………………………………..	18,475	8,416	33,346	16,814
Total operating expenses………………………………..	45,946	57,110	106,724	103,475
Loss from operations………………………………………….	(33,893)	(37,021)	(76,378)	(70,892)
Interest expense………………………………………………	(1,614)	(1,638)	(3,202)	(3,287)
Interest and other income, net…………………………….….	448	547	978	1,184
Net loss before income taxes………………………………....	(35,059)	(38,112)	(78,602)	(72,995)
Income tax benefit……………………………………………..	0	0	8,652	0
Net loss……………………………………………………….	$ (35,059)	$ (38,112)	$ (69,950)	$ (72,995)

Consolidated net loss per common share, basic and diluted	$(0.33)	$ (0.37)	$ (0.67)	$ (0.70)

Shares used in computing consolidated net loss per common
share, basic and diluted…………………..………............…	105,300	103,830	104,883	103,756

Consolidated Balance Sheet Data	As of June 30, 2017	As of December 31, 2016
(In thousands)	(Unaudited)

Cash and investments………………………………………………………	$ 231,187	$ 346,504
Property and equipment, net…………………………………………………	18,588	19,390
Goodwill……………………………………………………………………	44,543	44,543
Other intangible assets…………………………………………………	52,768	53,357
Total assets……………………………………………………………	363,513	475,625
Deferred revenue…………………………………………………………	91,509	112,306
Current and long-term debt………………………………………………	100,539	101,447
Accumulated deficit…………………………………………………	(1,322,304)	(1,250,363)
Total stockholders' equity………………………………………………	106,313	157,401

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For Additional Information Contact:

Kimberly Lee, D.O.
Head of Investor Relations and Corporate Strategy
Lexicon Pharmaceuticals
(281) 863-3383
klee@lexpharma.com

Chas Schultz
Senior Director, Corporate Communications and Advocacy
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com